Exhibit 99.2
CRYSTAL CAPITAL FUND, L.P.
Two International Place
Boston, MA 02110
GTSI Corp.
3901 Stonecroft Boulevard
Chantilly, Virginia 20151
Re: Payout Arrangements
Ladies and Gentlemen:
We refer to the Credit Agreement dated as of June 2, 2006 (as amended, and in effect from time to time, the “Credit Agreement”) by and among GTSI Corp., a Delaware corporation (the “Borrower”), the persons party thereto from time to time as Guarantors (as defined therein), the financial institutions party thereto from time to time (the “Lenders”) and Crystal Capital Fund, L.P., in its capacity as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”). All capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Credit Agreement.
The Borrower has advised the Administrative Agent that it intends to repay all amounts due under the Credit Agreement and has requested that the Administrative Agent provide the Borrower with appropriate pay-off figures for the principal, interest and other amounts owing by the Borrower to the Lenders under the Credit Agreement.
Pay-Off Amount as of the Computation Date. The pay-off figures for the Borrower as of February 25th, 2008 (the “Computation Date”) under the Credit Agreement are as follows (collectively, together with any additional interest accruing, or legal fees and expenses incurred, after the Computation Date, the “Pay-Off Amount”):

Principal:	$10,000,000.00
Interest:	$83,333.33
Early Termination Fee:	$125,138.89
Legal Fees and Expenses	$0

Total:	$10,213,472.22
Interest, Etc. Accruing after the Computation Date. From and after the Computation Date and until the Pay-Off Date (as defined below), interest shall continue to accrue on the unpaid principal amount of the Term Loan at the rates set forth in the Credit Agreement. The Borrower further agrees to pay any and all legal fees and expenses incurred by counsel to the Administrative Agent in connection with this letter and the termination of the Credit Agreement and the other Loan Documents, including those amounts which are billed after the Computation Date. Upon request of the Borrower, the Administrative Agent shall provide the Borrower with a revised figure for the amount of interest to be paid as part of the Pay-Off Amount plus any additional legal fees and expenses incurred since the Computation Date and to be paid as part of the Pay-Off Amount.

Discharge and Release on the Payment Date. The Administrative Agent acknowledges and agrees that, upon the Administrative Agent’s receipt of payment in full in cash of the Pay-Off Amount, including any additional interest accruing and additional fees and expenses incurred after the Computation Date, on or prior to 2:00 p.m. (Boston time) on the date of payment (the time of the Administrative Agent’s receipt of such payment being hereinafter referred to as the “Pay-Off Date”), (a) all indebtedness and obligations of the Borrower to the Administrative Agent and the Lenders under or in respect of the Credit Agreement and the other Loan Documents shall be deemed to be and shall be paid and discharged in full and (b) the Administrative Agent and the Lenders shall, at the request and expense of the Borrower, release or terminate all security interests and liens which the Borrower may have granted to the Administrative Agent for the benefit of the Lenders pursuant to the Credit Agreement.
Reservations. The Borrower acknowledges and agrees that its obligations and liabilities under the Credit Agreement and the other Loan Documents shall be reinstated with full force and effect, if at any time on or after the Pay-Off Date, all or any portion of the Pay-Off Amount paid to the Administrative Agent or the Lenders is voided or rescinded or must otherwise be returned by the Administrative Agent or the Lenders to the Borrower upon the Borrower’s insolvency, bankruptcy or reorganization or otherwise, all as though such payment had not been made. In addition, nothing contained in this letter shall terminate or otherwise impair those expense reimbursement, indemnification or other provisions of the Credit Agreement and the other Loan Documents which by their express terms survive the repayment of the Term Loan.
Pay-Off Date Deliveries. On the Pay-Off Date, the Administrative Agent, on behalf of the Lenders will deliver the following to the Borrower at the Borrower’s sole cost and expense:
(a)	Uniform Commercial Code termination statements in form suitable for filing in those jurisdictions listed on Schedule 1 attached hereto;

(b)
instruments of termination, release and reassignment of security interest duly executed by the Administrative Agent and in a form suitable for recording with the United States Patent and Trademark Office with respect to the Trademark Security Agreement; and

(c)
instruments of termination, release and reassignment of security interest duly executed by the Administrative Agent and in a form suitable for recording with the United States Copyright Office with respect to the Copyright Security Agreement;

Further Assurances. The Administrative Agent, on behalf of the Lenders, further agrees to deliver to the Borrower, after the Pay-Off Date, at the Borrower’s sole cost and expense, such other releases or termination statements as the Borrower may reasonably request in connection with the Administrative Agent’s and the Lenders’ above-described release and termination of the security interests and liens granted to the Administrative Agent for the benefit of the Lenders.
Governing Law. This letter shall be governed by the laws of the State of New York (without reference to conflict of laws).
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Very truly yours,

CRYSTAL CAPITAL FUND, L.P.,
as the Administrative Agent

By:	Crystal Capital GP, LLC,
its General Partner

By:	//S// Joshua Franklin

Name: Joshua Franklin
Title: Director

Schedule 1
UCC-3s to be filed

Debtor Name	Jurisdiction	File Number	File Date